Exhibit 99.1

                AMIS Holdings, Inc. Executive Adopts 10b5-1 Plan

    POCATELLO, Idaho--(BUSINESS WIRE)--Sept. 17, 2004--AMIS Holdings, Inc. ("AMIS" or "Company") (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today announced that Charlie Lesko, senior vice president of sales and strategic marketing, has adopted a pre-arranged stock trading plan in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. The plan allows for the sale of 25,000 shares of AMIS common stock.
    Lesko adopted the plan in order to diversify his assets for personal financial purposes. In accordance with the trading plan, the shares will be sold in November 2004 and will be under the direction of Merrill Lynch, Pierce, Fenner & Smith, Inc. The shares to be sold under the plan represent 13 percent of the total shares held by and the unexercised options awarded to Lesko since the beginning of his employment with the Company.
    SEC Rule 10b5-1 allows corporate executives to establish pre-arranged plans to sell a specified number of shares of company stock in accordance with a plan schedule. These plans permit executives to change their investment portfolio gradually. This minimizes the market effects of stock sales by spreading sales out over a more extended period of time rather than carrying out sales during limited trading windows following quarterly earnings announcements. It also avoids concerns about initiating stock transactions while the executive may be aware of material nonpublic information. Once a plan is established, the executive does not retain or exercise any discretion over sales of stock under the plan and the pre-planned trades can be executed at later dates as set forth in the plan, without regard to any subsequent material non-public information that the executive might receive.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.


    CONTACT: AMI Semiconductor, Pocatello
             Investor Relations:
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com
             or
             Media Relations:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com